Exhibit 10.61

SEVERANCE AGREEMENT
DATED: December 31, 2019
This Agreement is entered into between:

(1)	Ensco Global Resources Limited, (registered in England under no. 07098531) whose registered office is at 7 Albemarle Street, London, England, W1S 4HQ (“Company"); and

(2)	Patrick Carey Lowe (the "Executive").
Whereas:

(A)	The Parties acknowledge that the Executive has been employed by the Company since 18 August 2008.

(B)
In order to achieve certainty and finality, it is the intention of the Executive and the Company in entering into this Agreement that it shall operate to terminate the relationship between them and, in consideration of the settlement set out herein, provide a full and absolute and irrevocable release by the Executive of all current and future claims in any jurisdiction in connection with his employment whether or not he has knowledge of them, whether or not they are in the contemplation of the Parties and whether or not they exist in fact or law, as at the date of this Agreement.

(C)
This Agreement contains confidentiality provisions in Section B of Annex A, which are clear and specific as regards what the Executive is entitled to disclose, in full compliance with all legal and regulatory requirements.

By signing this Agreement, the Executive and the Company hereby agree as follows:

1.	Definitions and Interpretation

1.1	In this Agreement:

the "Adviser"	means Adrian Hoggarth;
"Affiliate"
means any company which is for the time being a subsidiary, subsidiary undertaking or holding company of Valaris plc or the Company, or a subsidiary or subsidiary undertaking of any such holding company (the terms "subsidiary" and "holding company" being defined as in section 1159 of the Companies Act 2006 and "subsidiary undertaking" being defined as in section 1162 of that Act);

“Valaris plc”	means Valaris plc, a company registered in England under company number 07023598; and
“Parties”	means both the Company and the Executive, and “Party” shall mean any one of them.
1.2 References to any statute or any statutory provision shall, unless the context otherwise requires, be construed as including any subsequent or amended statute or any corresponding provision of such new or amended statute.

2.	Termination of Employment.

2.1. The Executive’s employment with the Company will terminate on 31 December 2019 (the “Termination Date”).
2.2. This Agreement is deemed as providing notice between the Company and the Executive. The Company and the Executive agree that the totality of the arrangements set out in this Agreement provide the Executive with reasonable notice.
2.3. The salary and benefits provided to the Executive under his normal terms of employment will be paid by the Company in the normal way up to and including the Termination Date, but thereafter will cease.
2.4.The Executive agrees to waive payment in lieu of holiday entitlement accrued but untaken as at the Termination Date (if any).
2.5. The Company acknowledges the Executive’s letter marked for the attention of Shareholders and Board of Directors dated 22 November 2019 in respect of his resignation as Director and/or Officer of the companies and positions listed therein as Exhibit A, effective as of 30 November 2019. The Executive confirms that he will execute such further deeds, forms and documents as the Company or any relevant Affiliate may request to ensure completion of such resignations and any other formal resignations/removals, including in respect of any trusteeship or nominee shareholdings.
2.6. The Company will procure that, for a period of six years after the Termination Date, the Executive will be covered by directors’ and officers’ liability insurance cover in respect of the Executive’s position as a director or officer of the Company and any Affiliate, if and to the extent that existing or former directors of the Company or relevant Affiliate are so covered, subject always to the terms of the applicable scheme as in force from time to time. The Company gives no warranty as to the continued existence or extent of such cover.
3. Severance Benefits and Legal Costs
3.1. Subject to the Executive’s compliance with all the terms and warranties of this Agreement, the Company shall provide the Executive with the cash payments and benefits set out in Section A of Annex A at the times set out therein. All payments shall be made subject to any necessary deductions for income tax and social security contributions and any other deductions required or authorised to be made by virtue of a statutory provision.
3.2. On the commencement of any proceedings by the Executive against the Company or any Affiliate or any other material breach of this Agreement by the Executive, the Company may, in its absolute discretion, require all or part of the Cash Severance (as defined in Section A-1 of Annex A) to be repaid if and to the extent that the Company incurs any liabilities, losses, damages, costs or expenses as a result of or in connection with such proceedings or breach. The Company may commence proceedings to recover such an amount as a debt owing from the Executive. The Executive agrees that this repayment provision is intended to be a genuine pre-estimate of the loss which may be suffered by the Company or any Affiliate in such circumstances, and in no way constitutes a penalty.
3.3.
3.3.1 The Company shall maintain continued group health plan coverage following the Termination Date under any of Valaris corporate’s group health plans that covered the Executive immediately before the Termination Date which are subject to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) (as codified in Code Section 4980B and Part 6 of Subtitle B of Title I of ERISA), for the Executive and his eligible spouse and other eligible dependents (together, “Dependents”), for a period of one (1) year following the Termination Date. During this period, the Executive shall be responsible for paying the cost associated with COBRA coverage at the same rate that the Executive paid for coverage under such group health plans immediately prior to the Termination Date. Following the one (1) year anniversary of the Termination Date, the Executive shall be responsible for the full cost associated with COBRA coverage.

3.3.2 After the Termination Date, the Executive, and his Dependents, if any, must first elect and maintain any COBRA continuation coverage under the group health plan that they are entitled to receive under the terms of such plan and COBRA. In all respects, the Executive and his Dependents shall be treated the same as other COBRA qualified beneficiaries under the terms of such plan and the requirements of COBRA during the period while COBRA coverage remains in effect.

3.3.3 The Company’s obligation to provide the COBRA coverage shall be terminated if the Executive becomes eligible for group medical coverage provided by another employer. The Executive covenants to give prompt notice to the Company if he becomes eligible for group medical coverage offered by another employer during the period in which he and his Dependents are covered by COBRA.

3.3.4 The provision of benefits under this Section shall only apply if and to the extent that such benefits are provided to employees of the Company for that period, subject always to the terms of the applicable scheme and of any related policy of insurance as in force from time to time. The Company gives no warranty as to the continued existence or extent of such benefits.
3.4 The Company will pay the reasonable costs of the Adviser, being costs incurred by the Executive exclusively in connection with advice as to the terms and effect of this Agreement and, in particular, (a) its effect on his ability to pursue a claim before an Employment Tribunal or other court following its signing and (b) the nature and limitations of the confidentiality provisions contained in the Agreement, subject to its receipt of an invoice addressed to the Executive and marked payable by the Company in respect of those costs and subject to a maximum (excluding VAT but including all disbursements) of GBP £1,000.
4. Employment Reference. The Company shall, within seven (7) days of receipt of a request from a prospective employer or employment agency, provide a factual employment reference confirming the identity of the positions held by the Executive and the dates of the Executive’s employment with the Company. This Section is subject to any legal obligations the Company may have in respect of the contents of a written reference, and to the proviso that the Company will cease to be obliged to provide a reference, whether written or oral, in the agreed terms if, after the signing of this Agreement, new facts come to the Company’s attention which suggest that the agreed reference would be inaccurate or misleading. The Company also reserves the right to make such disclosures as are required by law or regulatory requirements. While any reference will be given in good faith, neither the Company, any Affiliate nor their directors, officers or employees shall be liable for any errors, omissions or inaccuracies in the information contained in the reference, or any loss or damage caused by it.
5. Taxation
5.1 The Company will pay the Cash Severance payable under Section A-1 of Annex A less all required deductions for income tax and social security contributions.
5.2 Any further tax or social security contributions which may be payable in respect of any payment or benefit provided under this Agreement will be for the Executive's own account and the Executive agrees with the Company that, to the extent that the Company or any Affiliate is obliged to make any payment of, or in respect of, tax or social security contributions or of any fine, penalty or interest ("Taxes") in respect of any payment or benefit provided under this Agreement, the Executive will promptly indemnify the Company or the relevant Affiliate on an after-tax basis in full for any such Taxes (except any fine, penalty or interest charged solely by reason of any fault or delay by the Company or the relevant Affiliate in dealing with an assessment for tax by any relevant authority). The Company will endeavour to notify the Executive at his last known address of any claim or demand that it has received in respect of any such Taxes, and afford the Executive a reasonable opportunity to, and provide the Executive with reasonable access to any documentation the Executive may reasonably require to, challenge or dispute such a claim or demand at his own expense.
6. Certain Continuing Obligations. The Executive acknowledges and agrees that the post-termination restrictive covenants and obligations that apply to the Executive as set forth in Section B of Annex A shall survive termination of the employment relationship and the execution of this Agreement, and the Executive shall continue to fully honor his post-employment obligations.

7. Full and Final Settlement. The Executive expressly agrees that the terms of this Agreement are in full and final settlement of:

(a)
all and any claims, costs, expenses or rights of action of any kind whatsoever or howsoever arising (whether statutory, contractual, at common law or otherwise) whether known or unknown to the Parties, whether or not existing in fact or in law at the time of this Agreement and whether or not they are or could be in the contemplation of the Parties at the time of this Agreement (and whether arising in the United Kingdom or in any other country in the world) that he may have now or in the future against the Company or any Affiliate or any of their officers, shareholders or employees relating to or arising directly or indirectly out of or in connection with his employment prior to the Termination Date, the termination of his employment with the Company or any other matter whatsoever outstanding on the Termination Date, including but not limited to any claim relating to or arising out of any directorships or other offices with the Company or any Affiliate or their termination (the "Specified Matters"); and

(b)
any claim which the Executive may otherwise have for: breach of contract (including wrongful dismissal); unfair dismissal; detrimental treatment or dismissal relating to a protected disclosure; redundancy; unlawful deduction from wages; holiday pay; equal pay; unlawful discrimination, harassment or victimisation on grounds of age, disability (including discrimination arising from disability and failure to make reasonable adjustments), gender reassignment, marriage and civil partnership, race, religion or belief, sex or sexual orientation; personal injury; and any breach of (a) the right to be accompanied under the Employment Relations Act 1999; (b) the Employment Rights Act 1996 (or any regulations made under that Act); (c) the Trade Union and Labour Relations (Consolidation) Act 1992; (d) the Working Time Regulations 1998; (e) the National Minimum Wage Act 1998; (f) the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000; (g) the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002; (h) the Information and Consultation of Employees Regulations 2004; (i) the Transnational Information and Consultation of Employees Regulations 1999; (j) the Protection from Harassment Act 1997; (k) the Data Protection Act 2018; (l) the Occupational and Personal Pension Scheme (Consultation by Employers and Miscellaneous Amendment) Regulations 2006; (m) the Pensions Act 2008; and (n) the General Data Protection Regulation (Regulation (EU) 2016/679), as regards a claim for damages for any breach which occurred prior to the date of this Agreement, and any legislation, order or regulation implementing such regulation (the "Specified Claims").

(c)
The waiver in Section 7 shall not extend to: (a) any claims by the Executive to enforce the terms of this Agreement; or (b) any claim for any latent personal injury attributable to the Executive’s employment with the Company of which the Executive is unaware, and of which he could not reasonably be expected to be aware, as at the date of this Agreement.

8. Warranties
8.1 The Executive warrants, undertakes and represents to the Company that:

(a)
having taken independent legal advice from the Adviser, he has notified the Company in writing of all and any actual or potential claims (whether at the date of this Agreement or in the future) he may have against the Company or any Affiliate or any of their employees, officers or shareholders and he has no other complaints whatsoever against the Company in relation to the Specified Matters including, without limitation, the Specified Claims;

(b)
he shall not continue, institute or commence any claims, actions or proceedings before any court or Employment Tribunal whatsoever arising out of or in connection with his employment with the Company or its termination or otherwise, and he undertakes that neither he nor anyone acting on his behalf will present or issue such a claim; and

(c)
as at the date of this Agreement he has not committed any act or made any omission which might amount to a repudiatory breach of his terms and conditions of employment (or which would be a breach of this Agreement, if it happened after the date of this Agreement) and that there are no circumstances which would entitle the Company to terminate his employment without notice.
8.2 The Executive acknowledges that the Company has entered into this Agreement in reliance on the warranties, undertakings and representations above.
9. Compliance with Statutory Requirements
9.1 The Executive confirms that he has taken independent legal advice as to the terms and effect of this Agreement from the Adviser, who is a solicitor of the Senior Courts of England and Wales holding a current practising certificate and in respect of whom there is currently in force a policy of insurance covering the risk of a claim in relation to the advice given to the Executive. The Executive understands that by entering into this Agreement he will not be able to bring or pursue any claim in any court or Employment Tribunal against the Company or any Affiliate arising from his employment with the Company or its termination including, without limitation, the Specified Claims. The Executive also confirms that he has received independent legal advice from the Adviser on the nature and limitations of the confidentiality provisions in Section B of Annex A.
9.2 The Parties agree that the conditions regulating settlement agreements under the following provisions have been satisfied:

(a)	section 203(3) of the Employment Rights Act 1996;

(b)	section 147(3) of the Equality Act 2010;

(c)	section 14 of the Employment Relations Act 1999;

(d)	section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992;

(e)	regulation 35(3) of the Working Time Regulations 1998;

(f)	section 49(4) of the National Minimum Wage Act 1998;

(g)	regulation 9 of the Part Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

(h)	regulation 10 of the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;

(i)	regulations 39 and 40 of the Information and Consultation of Employees Regulations 2004;

(j)	regulations 40 and 41 of the Transnational Information and Consultation of Employees Regulations 1999;

(k)	paragraphs 12 and 13 of the schedule to the Occupational and Personal Pension Scheme (Consultation by Employers and Miscellaneous Amendment) Regulations 2006; and

(l)	section 58(5) of the Pensions Act 2008.
10. Co-Operation. After the Termination Date, the Executive agrees to provide the Company and any Affiliate with such reasonable assistance as may be required, regarding matters of which he has knowledge and/or experience, with respect to and in the conduct of any litigation or investigation arising from or in relation to events that occurred during the Executive’s employment with the Company (whether such litigation or investigation is then pending or subsequently initiated) involving the Company or any Affiliate, including (but not limited to) providing testimony and preparing to provide testimony if so requested by the Company or relevant Affiliate. The Executive’s reasonable expenses properly incurred and evidenced and incurred wholly in connection with the performance of his obligations under this Section will be reimbursed, and the Executive will receive a reasonable fee (in an amount determined by the Company or relevant Affiliate) in consideration of his time in complying with this Section.

ANNEX A

A.	Severance Benefits. Without prejudice to Section 3 of this Agreement, the Executive shall receive the following Severance Benefits:

1.
Cash Severance. By way of compensation for the termination of his employment but without any admission of liability, the Company will make a payment to the Executive of USD $2,300,000, subject to any necessary deductions for income tax and social security contributions, by electronic transfer to the account nominated by the Executive for payroll purposes, no later than thirty (30) days after the later of:

(i)	the Termination Date; and

(ii)
receipt by the Company’s General Counsel of a copy of this Agreement (including this Annex A) signed by the Executive, together with the Adviser's certificate in Appendix 1 to this Agreement signed by the Adviser.

2.
Cash Bonus. A cash amount, payable on the date in March 2020 when such bonus amounts relating to the 2019 calendar year are otherwise payable to similarly situated employees of the Company, equal to the Executive’s bonus under the Cash Incentive Plan (“ECIP”) based on the actual achievement of applicable performance metrics. Any bonus paid shall be paid subject to any necessary deductions for income tax and social security contributions and the Executive waives any further rights to any bonus payment under the ECIP. For the avoidance of doubt, the Executive shall not be entitled to bonus relating to any calendar year after the 2019 calendar year.

The Executive hereby agrees and acknowledges that all equity-based awards (whether to be settled in cash or shares) held by the Executive under any equity or long-term incentive plans of the Company or an Affiliate - including without limitation all Restricted Share Awards, Restricted Share Units and Performance Unit Awards - will be forfeit on the Termination Date. The Executive also hereby waives all rights to any further payments or awards under such plans.

3.
Tax Assistance: The Company shall pay for the cost associated with the preparation of the Executive’s tax returns and the resolution of any tax issues that may result from payment received as a result of the Executive’s employment with the Company in the United Kingdom in the same manner and to the same extent that the Company provides this benefit to other executives of the Company. It is the Executive’s responsibility to file returns and provide any required documentation on a timely basis to comply with U.S. expatriate tax laws as well as the tax laws of the United Kingdom. The Company shall neither be responsible nor reimburse the Executive for any penalties or interest assessed to or incurred by the Executive resulting from or attributable to the Executive’s failure to timely file any return or timely provide any required information or documentation. Notwithstanding anything herein to the contrary, the third party tax services provided in this Section will only apply with respect to taxes due on payments and other compensation the Executive has received and will receive from the Company and will apply to: (i) any tax periods in which the Executive has received or will receive any such payments or other compensation from the Company and (ii) any tax periods in which the Executive is subject to taxation in the United Kingdom in respect of his employment with the Company.

B.	Restrictive Covenants

1.
In consideration for payment of USD $56,000 (subject to deduction of income tax and National Insurance contributions) (“RC Payment”), the Executive represents to, and covenants with or in favor of the Company and any Affiliate, that:

i.	the Executive will comply with all post-termination restrictive agreements, policies or covenants that apply to, or cover, the Executive, including, without limitation, those regarding Confidential

Information (as defined below), return of Company property and non-disparagement, as set forth in Sections B-2, B-3 and B-4 hereof;

ii.	the Executive will comply with all of the Company’s policies, standards and procedures covering the Executive as an employee, officer or director of the Company or any Affiliate; and

iii.	the Executive will comply with Section C of this Annex A.
The covenants undertaken by the Executive in this Section are undertaken to the Company for itself and as agent for all Affiliates, and shall apply whether he acts directly or indirectly.
The Executive hereby agrees that he will, at the request and expense of the Company, enter into a direct agreement or undertaking with any Affiliate whereby he will accept restrictions and provisions corresponding to the restrictions and provisions in this Section (or such of them as may be appropriate in the circumstances) in relation to such activities and such area and for such a period as such Affiliate may reasonably require for the protection of its legitimate business interests.
The Company will make a payment to the Executive of the RC Payment by electronic transfer to the account nominated by the Executive for payroll purposes, no later than thirty (30) days after the later of:
(i)    the Termination Date; and

(ii)
receipt by the Company’s General Counsel of a copy of this Agreement (including this Annex A) signed by the Executive, together with the Adviser's certificate in Appendix 1 to this Agreement signed by the Adviser.

2.	Confidentiality

(a)
During the course of the Executive’s employment with the Company, the Company has or will (1) disclose or entrust to the Executive, and provide the Executive with access to, Confidential Information, (2) place the Executive in a position to develop business goodwill belonging to the Company, and (3) disclose or entrust to the Executive business opportunities to be developed for the Company.

(b)
The Executive acknowledges that Confidential Information has been and will be developed or acquired by the Company through the expenditure of substantial time, effort and money and provides the Company with an advantage over competitors who do not know or use the Confidential Information. The Executive further acknowledges and agrees that the nature of the Confidential Information obtained during his employment would make it difficult, if not impossible, for the Executive to perform in a similar capacity for a business competitive with the Company without disclosing or utilising Confidential Information.

(c)
During and following the Executive’s employment by the Company, the Executive shall hold in confidence and not directly or indirectly disclose, use, copy or make lists of any Confidential Information, except to the extent necessary to carry out his duties on behalf of the Company. Subject to Section B-6 of this Annex A below, and only insofar as the Executive is permitted to do so (if such compulsion has been requested by any regulatory or governmental authority or body), the Executive agrees to give the Company notice of any and all attempts to compel disclosure of any Confidential Information within one (1) business day of being informed that such disclosure is being, or will be, compelled. Such written notice shall include a description of the Confidential Information to be disclosed, the court, government agency, or other forum through which the disclosure is sought, and the date by which the Confidential Information is to be disclosed, and shall contain a copy of the subpoena, order or other process used to compel disclosure. For the avoidance of doubt, the provisions of this subsection shall not apply to (a) any disclosure or use authorised by the Company or required by applicable law and (b) any information that is or becomes generally available to the public (other than as a result of the Executive’s unauthorised disclosure).

(d)
This confidentiality covenant shall be in addition to, and not limit or restrict in any way, any other confidentiality agreement or other post-employment covenant between the Executive and the Company.

(e)
“Confidential Information” means information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of the Company or any Affiliate for the time being confidential to the Company or the relevant Affiliate, and trade secrets including, without limitation, technical data and know-how relating to the business of the Company or any Affiliate or any of their business contacts, including in particular (by way of illustration only and without limitation): (i) information relating to the business of exploring, acquiring, developing, exploiting and disposing of oil and natural gas resources (regardless of when conceived, made, developed or acquired); (ii) information relating to the business or prospective business, current or projected plans or internal affairs of the Company or any Affiliate; (iii) information relating to the current or prospective marketing or sales of any products or services of the Company or any Affiliate, including non-public lists of customers' and suppliers' names, addresses and contacts; sales targets and statistics; market share and pricing information; marketing surveys; research and reports; non-public advertising and promotional material; strategies; and financial and sales data; (iv) information relating to any actual or prospective business strategies of the Company or any Affiliate; (v) information relating to any actual acquisitions, investments or corporate opportunities or prospective acquisition, investment targets or corporate opportunity; (vi) know-how, trade secrets, unpublished information relating to the Company’s or any Affiliate’s intellectual property and to the creation, production or supply of any products or services of the Company or any Affiliate; (vii) information to which the Company or any Affiliate owes an obligation of confidence to a third party (including, without limitation, customers, clients, suppliers, partners, joint venturers and professional advisors of the Company or any Affiliate); and (viii) other commercial, financial or technical information relating to the business or prospective business of the Company or any Affiliate, or to any past, current or prospective client, customer, supplier, licensee, officer or employee, agent of the Company or any Affiliate, or any member or person interested in the share capital or assets of the Company or any Affiliate, and any other person to whom the Company or any Affiliate may provide or from whom they may receive information which is confidential or commercially sensitive and is not in the public domain (whether marked confidential or not).

3.
The Executive confirms that all writings, records, and other documents and things comprising, containing, describing, discussing, explaining, or evidencing any Confidential Information, and all equipment, computers, mobile phones, components, manuals, parts, keys, tools, and the like, and any other property in the Executive’s custody, possession or control that have been obtained by, prepared by, or provided to, the Executive by the Company or any Affiliate in the course or scope of his employment with the Company (or any Affiliate) shall be and remains the exclusive property of the Company (or any Affiliate, as applicable), shall not be copied and/or removed from the premises of the Company or any Affiliate, except in pursuit of the business of the Company or any Affiliate, and shall be delivered to the Company or any Affiliate, as applicable, without the Executive retaining any copies or electronic versions, by the Termination Date.

4.
To the extent permissible by law or regulatory requirements and to the extent such information is not in the public domain, the Executive and the Company agree to keep the circumstances leading to the termination of the Executive’s employment and the terms (but not the existence) of this Agreement entirely confidential.

5.
The Executive shall refrain from, either orally or in writing, any criticisms or disparaging comments about the Company, any Affiliate or any of their directors, officers or employees, or in any way relating to his employment or separation from employment with the Company. The Executive further agrees that he will not take any action which could reasonably be expected to damage the reputation or be detrimental to or otherwise critical of the Company or any Affiliate or any of their directors, officers or employees. The Company shall, with effect from the Termination Date, use reasonable endeavors to instruct the executive officers and/or directors of the Company to refrain (subject to any legal or regulatory requirements) from any criticisms or disparaging comments (whether orally or in writing) about the Executive or in any way relating to his employment or separation from employment with the Company (or any Affiliate).

6.	The restrictions contained in this Section B of this Annex A will not apply to the Executive:

a.	making a disclosure in relation to which he receives specific prior consent from the Company in accordance with Section B-7 of this Annex A such consent not to be unreasonably refused or delayed;

b.
making a protected disclosure within the meaning of Part IVA of the Employment Rights Act 1996 (commonly known as “whistleblowing”). For the avoidance of doubt and as a non-exhaustive summary only, a disclosure is protected for these purposes if:

i.
the Executive has a reasonable belief that the disclosure is made in the public interest and the relevant information disclosed indicates there is, has been, or is likely to be, a criminal offence, a breach of a legal obligation, a miscarriage of justice, danger to the health and safety of an individual or damage to the environment - or that any such matter has been or is likely to be deliberately concealed; and

ii.	the disclosure is made to an appropriate body, including but not limited to a regulator or legal adviser;
c.     making a disclosure to the police;
d.     reporting an offence to a law enforcement agency;
e.    reporting a regulatory breach to a regulator;
f.    co-operating with a criminal investigation or prosecution;
g.    complying with an order of a court or tribunal of competent jurisdiction;

h.
disclosing information for the purpose of seeking legal, medical or professional advice (provided that the Executive uses reasonable endeavours to ensure that those professional advisers are subject to a duty of confidentiality as regards that disclosure);

i.    disclosing information to the relevant tax authorities in respect of the Executive’s personal tax affairs;
j.    making a relevant pay disclosure under section 77 of the Equality Act 2010;

k.	disclosing information which is in or has come into the public domain other than through an unauthorised disclosure by the Executive;

l.
in respect of the facts leading up to termination or the terms of this Agreement only, disclosing information to the Executive’s spouse, civil partner or partner (provided that the Executive uses reasonable endeavours to ensure that they agree to keep the information confidential);

m.
in respect of the facts leading up to termination or the terms of this Agreement only, disclosing information to the Executive’s recruitment consultant or a prospective employer to the extent necessary to discuss his employment history; or

n.    making any disclosures which are required by law or regulatory requirements.

7.
If the Executive has any queries in relation to Section B-6 of this Annex A, or in order to seek consent for the purposes of Section B-6(a), these should be directed to the General Counsel of the Company.

C.	Intellectual Property

1.
The Parties are aware that the Executive may create or have created or make or made Company Works, Company Inventions and Company IPR, during the course of his employment and duties with the Company and that all Company Works, Company Inventions and Company IPR were vested in and owned by the Company immediately upon their creation.

2.	To the extent that such rights did not or do not vest immediately in the Company:

a.
the Executive hereby agrees to assign to the Company all of the Executive’s right, title and interest in the Company Works, Company Inventions and Company IPR free of charge subject to the Patents Act 1977; and

b.	the Executive hereby assigns to the Company all future copyright, database rights and rights in designs in the Company Works and Company Inventions.

3.
The Executive shall promptly disclose to the Company full details of any Company Works, Company Inventions and Company IPR and shall render all possible assistance to the Company both in obtaining and in maintaining such Company IPR and shall forthwith and from time to time, at the request and expense of the Company, do all things and execute all documents necessary or desirable to give effect to the provisions of this Section C of Annex A.

4.
The Executive shall not, either before or after the Termination Date (unless the same shall have become public knowledge), make public or disclose any Company Works or Company Inventions or give any information in respect of it except to the Company or as the Company may direct.

5.
The Executive hereby irrevocably and unconditionally waives, in favour of the Company, its licensees and successors in title any and all moral rights conferred on the Executive by Chapter IV of Part I of the Copyright, Designs and Patents Act 1988 in relation to all Company Works (existing or future).

6.	In this Section C, the following terms have the following meanings:

“Company Invention”
means any invention, development, discovery, idea, improvement, process or innovation whether patentable or capable of registration or not and whether or not recorded in any medium, made wholly or partially by the Executive alone or with others (except only those which are made by the Executive wholly outside the course of his employment);

“Company IPR”
means all Intellectual Property Rights created by the Executive alone or with others (except only those Intellectual Property Rights which are created by the Executive wholly outside the course of his employment) including but not limited to all Intellectual Property Rights subsisting from time to time in any Company Invention or Company Works;

“Company Works”
means all works and materials including but not limited to documents, designs, drawings, photos, graphics, papers, records, reports, software, typographical arrangements get-up, and trade names, authored, originated, conceived, written or made wholly or partially by the Executive alone or with others (except only those which are authored, originated, conceived, written or made by the Executive wholly outside the course of his employment); and

“Intellectual Property Rights”
means any and all intellectual property rights including without limitation patents, know-how, trade marks, rights in designs, trade or business names, copyrights, database rights and topography rights (whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world.

D.	Miscellaneous.

1.	This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart.

2.	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

3.	This Agreement may be executed by faxed or emailed copies.

4.	Notwithstanding that this Agreement is marked "without prejudice" and "subject to contract" it shall when signed by all Parties become binding and open.

5.
This Agreement (including for the avoidance of doubt this Annex A) shall be governed by and construed under English law and each of the Parties hereby irrevocably agrees for the exclusive benefit of the Company that the Courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

6.	This Agreement (including for the avoidance of doubt this Annex A) may be amended or modified only by a written instrument identified as an amendment hereto that is executed by both Parties.

7.
This Agreement (including for the avoidance of doubt this Annex A) sets forth the entire agreement of the Parties and fully supersedes and replaces any and all prior agreements, promises, representations, or understandings, written or oral, between the Company (and any Affiliate) and the Executive that relates to the subject matter of this Agreement, other than any terms of employment of the Executive that are expressed to survive termination and have not been terminated by this Agreement. The Executive acknowledges that in executing this Agreement, the Executive does not rely, and has not relied, upon any oral or written representation, promise or inducement by the Company and/or any Affiliate or any of their officers, shareholders or employees, except as expressly contained in this Agreement.

8.
A Party’s waiver of any breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any later breach of the same or any other provision hereof by such Party.

9.
Should any provision of this Agreement (including for the avoidance of doubt this Annex A) be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, all remaining provisions of this Agreement shall otherwise remain in full force and effect and be construed as if such illegal, invalid, or unenforceable provision has not been included herein.

10.	Wherever appropriate to the intention of the Parties, the respective rights and obligations of the Parties hereunder shall survive any termination or expiration of this Agreement.

11.
In accordance with the Contracts (Rights of Third Parties) Act 1999, only the Executive, the Company and any Affiliate and any director, officer, employee or shareholder thereof may enforce this Agreement. The consent of only the Parties is required for the variation or termination of this Agreement, even if that variation or termination affects the benefits conferred on any third party.

SIGNED ..............................................
for and on behalf of
Ensco Global Resources Limited

SIGNED ..............................................
Patrick Carey Lowe

APPENDIX 1
Adviser's Certificate

1.	I am a solicitor of the Senior Courts of England and Wales holding a current practising certificate.

2.	I have advised Patrick Carey Lowe of the terms and effect of this Agreement and, in particular:
a) its effect on his ability to pursue a claim before an Employment Tribunal or other court following its signing; and
b) the nature and limitations of the confidentiality provisions contained in the Agreement.

3.	I am not acting (and have not acted) in relation to this matter or any other matter for the Company or any Affiliate.

4.	There is currently in force a policy of insurance covering the risk of a claim by Patrick Carey Lowe in respect of loss arising in consequence of the advice I have given.

Signed ............................................................
Adrian Hoggarth
Jurit LLP

Dated: ……………………….. 2019